Exhibit (k)(3)

SUPPORT SERVICES AGREEMENT

AGREEMENT made on April 4, 2012, as amended May 23, 2012 and January 4, 2013 and as further amended this 5th day of September, 2014, by and between Allianz Global Investors Distributors LLC, a Delaware limited liability company (“AGID”) and each of the investment companies listed on Appendix A hereto (each a “Fund” and, collectively, the “Funds”), in each case acting and agreeing with AGID severally and neither jointly nor jointly and severally with any other Fund.

WHEREAS, each of the Funds is a closed-end investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and has its common shares listed for public trading on the New York Stock Exchange (the “NYSE”); and

WHEREAS, AGID, a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”), is an affiliate of Allianz Global Investors Fund Management LLC (“AGIFM”), the investment manager of each of the Funds, and an affiliate of the various investment sub-advisers (the “Sub-Advisers”) retained by AGIFM to provide day-to-day portfolio management services to the Funds; and

WHEREAS, each Fund and AGID wish to enter into this Agreement to memorialize arrangements whereby the Fund authorizes and retains AGID to provide various marketing, shareholder support and other services on behalf of the Funds upon the terms and conditions specified herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AGID and each Fund hereby agree as follows:

1. Services. Each Fund hereby authorizes and retains AGID to provide the following services: shareholder and financial intermediary support, marketing and communications support, support for Fund boards and internal boards, as well as providing support for (but not underwriting) initial public and secondary offerings of the Funds (the “Services”), which Services may be amended from time to time, subject to and in accordance with the terms and conditions of this Agreement. The parties agree that AGID shall be under no obligation to provide any minimum level of the Services hereunder.

2. Compensation. AGID shall provide the Services hereunder at its own expense and shall not be entitled to any compensation from the Funds under this Agreement, provided, however, that AGID and its officers, employees, registered representatives and affiliates (including AGIFM and its officers, employees, directors and associated persons) may be reimbursed by a Fund for reasonable and documented out-of-pocket expenses related to the initial public offering of a Fund’s shares, including in connection with participation in road shows and related activities.

3. Term and Termination. This Agreement will become effective upon the date first set forth above and will continue in effect indefinitely with respect to a Fund unless terminated as set forth below. This Agreement may be terminated with respect to a Fund upon 30 days’ written notice by the Fund to AGID or upon 30 days’ written notice by AGID to the Fund.

4. Compliance with Law and Fund Policies. In all matters pertaining to the performance of this Agreement, AGID (i) will act in conformity with the reasonable directions of the applicable Fund and its Board of Directors/Trustees and officers and AGIFM and (ii) will conform to and comply with the requirements of the 1940 Act, the 1934 Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”), and all other applicable federal and state laws and regulations, including, without limitation, rules and regulations promulgated by the SEC and FINRA.

5. Regulation FD. AGID hereby agrees to conform to and comply with each Fund’s policies and procedures designed to ensure compliance with Regulation FD under the 1934 Act, as from time to time amended (“Regulation FD Policies”), as provided by the Fund to AGID. AGID and the Funds acknowledge and agree that AGID and its officers, employees and registered representatives are persons who owe a duty of trust or confidence to each Fund, within the meaning of Rule 100(a)(2)(i) of Regulation FD, in providing the Services hereunder, and therefore that a Fund or persons acting on its behalf may disclose material nonpublic information regarding the Fund or its securities to AGID and such officers, employees and registered representatives and the requirements of Rule 100(a) of Regulation FD will not apply to such disclosures.

6. Representations, Warranties and Covenants of AGID.

(a) AGID represents and warrants that: (i) it has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by it or on its behalf, shall be validly executed and delivered and shall be valid, binding and enforceable against it in accordance with its terms, (iii) there are no restrictions, agreements or understandings, oral or written, to which it is a party or by which it is bound that prevent or make unlawful its execution or performance of this Agreement and (iv) its performance of this Agreement and its conduct in connection with the provision of the Services on behalf of the Funds do not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject.

(b) AGID represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the Services on behalf of each Fund hereunder. In addition, AGID represents and warrants that it is registered as a broker-dealer with the SEC and is a member firm in good standing with FINRA, and is registered in and/or has provided any required notification to any state or other jurisdiction where such registration or notification is required. AGID covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(c) AGID covenants that it shall promptly notify the Funds (i) in the event that the SEC, FINRA or any other regulatory authority has found AGID to have violated any applicable law, rule or regulation directly applicable to the Services, suspended or revoked any of its registrations, licenses or approvals such that it cannot perform the Services, or has commenced proceedings that are reasonably likely to result in any of these actions and (ii) of any change to AGID that materially and adversely affects its ability to perform the Services under this Agreement.

7. Representations, Warranties and Covenants of the Funds.

(a) Each Fund represents and warrants that: (i) it has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by it or on its behalf, shall be validly executed and delivered and shall be valid, binding and enforceable against it in accordance with its terms, (iii) there are no restrictions, agreements or understandings, oral or written, to which it is a party or by which it is bound that prevent or make unlawful its execution or performance of this Agreement and (iv) its performance of this Agreement does not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject.

(b) Each Fund covenants that it shall promptly notify AGID (i) in the event that the SEC or any other regulatory authority has found the applicable Fund to have violated any applicable law, rule or regulation directly applicable to the Services, suspended or revoked any of its registrations, licenses or approvals such that it cannot receive the Services, or has commenced proceedings that are reasonably likely to result in any of these actions and (ii) of any change to a Fund that materially and adversely affects its ability to receive the Services under this Agreement.

8. Services Not Exclusive. The services to be provided hereunder by AGID are not deemed to be exclusive, and AGID and each of its members, officers, employees, registered representatives and affiliates are free to render such services to other funds or clients.

9. Limitation of Liability. AGID shall not be liable to a Fund for any action taken or omitted by it or its officers, employees or registered representatives in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it or its officers, employees or registered representatives of its or their obligations and duties under this Agreement.

10. Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address:

(a) if to AGID, to it at Allianz Global Investors Distributors LLC, 1633 Broadway, New York, NY 10019-7585, Attention: President; and

(b) if to a Fund, to it at [Name of Fund], care of Allianz Global Investors Fund Management LLC, 1633 Broadway, New York, NY 10019-7585, Attention: President, or at such other address as a party may from time to time specify in writing to the other party pursuant to this Section 10.

11. Assignment.

This Agreement and a party’s rights and duties hereunder may not be assigned (as that term is defined in the 1940 Act) by either a Fund or AGID except by the specific written consent of such other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

13. Miscellaneous.

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e) No amendment to this Agreement shall be valid with respect to a Fund unless made in writing and executed by both the Fund and AGID.

(f) A copy of the Agreement and Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Allianz Global Investors Distributors LLC

By:	/s/ John Carroll
Name:	John Carroll
Title:	President

Each Fund Listed on Appendix A hereto (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President and Chief Executive Officer

Appendix A

FUNDS	NYSE Ticker Symbol
ALLIANZGI NFJ DIVIDEND, INTEREST & PREMIUM STRATEGY FUND	(“NFJ”)

ALLIANZGI CONVERTIBLE & INCOME FUND	(“NCV”)

ALLIANZGI CONVERTIBLE & INCOME FUND II	(“NCZ”)

ALLIANZGI EQUITY & CONVERTIBLE INCOME FUND	(“NIE”)

Amendment

To Support Services Agreement

by and between

Allianz Global Investors Distributors LLC

and

Each Fund Listed on Appendix A hereto

This Amendment is made as of this 19th day of May, 2015 between Allianz Global Investors Distributors LLC and Each Fund Listed on Appendix A hereto. In accordance with Section 13 (Miscellaneous) of the Support Services Agreement dated April 4, 2012, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	The current Appendix A to the Agreement is hereby replaced and superseded with the Appendix A attached hereto, effective as of the date hereof; and

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on behalf by and through their duly authorized officers, as of the day and year first above written.

Allianz Global Investors Distributors LLC

By:	/s/ John Carroll
Name: John Carroll
Title: Chief Executive Officer

Each Fund Listed on Appendix A hereto

(with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

By:	/s/ Julian Sluyters
Name: Julian Sluyters
Title: President and Chief Executive Officer

Appendix A

FUNDS	NYSE Ticker Symbol

ALLIANZGI NFJ DIVIDEND, INTEREST & PREMIUM STRATEGY FUND	NFJ

ALLIANZGI CONVERTIBLE & INCOME FUND	NCV

ALLIANZGI CONVERTIBLE & INCOME FUND II	NCZ

ALLIANZGI EQUITY & CONVERTIBLE INCOME FUND	NIE

ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND	ACV